     As filed with the Securities and Exchange Commission on July 14, 2000
                                                  Registration No.333-40646
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Pre-Effective
                               Amendment No.1 to
                               _________________
                                    FORM S-4/A

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                                RAYTHEON COMPANY

             (Exact name of registrant as specified in its charter)

          Delaware                                3812                         95-1778500
(State or other jurisdiction of        (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)         Classification Code Number)       Identification Number)

                              ____________________
                               141 Spring Street
                         Lexington, Massachusetts 02421
                                 (781) 862-6600
   (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                              ____________________

             Thomas D. Hyde, Esq.                          Copy to:
          Senior Vice President and                Michael P. O'Brien, Esq.
               General Counsel                         Bingham Dana LLP
               Raytheon Company                       150 Federal Street
              141 Spring Street                        Boston, MA 02110
       Lexington, Massachusetts, 02421                  (617) 951-8000
                (781) 862-6600

(Address, including zip code and telephone number, including area code of agent for service of process)
                             ______________________
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE


                                                                Proposed Maximum       Proposed Maximum
         Title of Each Class of              Amount to be        Offering Price       Aggregate Offering        Amount of
      Securities to be Registered             Registered          Per Unit /(1)/             Price            Registration
                                                                                                                 Fee/(2)(3)/

-------------------------------------------------------------------------------------------------------------------------------
Floating Rate Exchange Notes Due 2002           $200,000,000         100%                $200,000,000            $ 52,800
-------------------------------------------------------------------------------------------------------------------------------
7.90% Exchange Notes Due 2003                   $800,000,000         100%                $800,000,000            $211,200
-------------------------------------------------------------------------------------------------------------------------------
8.20% Exchange Notes Due 2006                   $850,000,000         100%                $850,000,000            $224,400
-------------------------------------------------------------------------------------------------------------------------------
8.30% Exchange Notes Due 2010                   $400,000,000         100%                $400,000,000            $105,600
-------------------------------------------------------------------------------------------------------------------------------

     (1)  Estimated solely for the purpose of calculating the Registration Fee.
     (2) Calculated in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the Registrant's outstanding Floating Rate Notes Due 2002, 7.90% Notes Due 2003, 8.20% Notes Due 2006 and 8.30% Notes Due 2010 as of June 28, 2000.
     (3)  Fee previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             Preliminary Prospectus, dated July [__], 2000

                                Raytheon Company

         Offer to Exchange All Outstanding Floating Rate Notes Due 2002
             ($200,000,000 Aggregate Principal Amount Outstanding)
                                      for
                     Floating Rate Exchange Notes Due 2002,

             Offer to Exchange All Outstanding 7.90% Notes Due 2003
             ($800,000,000 Aggregate Principal Amount Outstanding)
                                      for
                         7.90% Exchange Notes Due 2003,

             Offer to Exchange All Outstanding 8.20% Notes Due 2006
             ($850,000,000 Aggregate Principal Amount Outstanding)
                                      for
                         8.20% Exchange Notes Due 2006,

                                      and

             Offer to Exchange All Outstanding 8.30% Notes Due 2010
             ($400,000,000 Aggregate Principal Amount Outstanding)
                                      for
                         8.30% Exchange Notes Due 2010

     We are offering to exchange up to (i) $200,000,000 aggregate principal amount of our floating rate exchange notes due 2002 that have been registered under the Securities Act of 1933 ("Securities Act") for the same aggregate principal amount of our outstanding floating rate notes due 2002, (ii) $800,000,000 aggregate principal amount of our 7.90% exchange notes due 2003 that have been registered under the Securities Act for the same aggregate principal amount of our outstanding 7.90% notes due 2002, (iii) up to $850,000,000 aggregate principal amount of our 8.20% exchange notes due 2006 that have been registered under the Securities Act for the same aggregate principal amount of our outstanding 8.20% notes due 2006, and (iv) up to $400,000,000 aggregate principal amount of our 8.30% exchange notes due 2010 that have been registered under the Securities Act for the same aggregate principal amount of our outstanding 8.30% notes due 2010.

                          TERMS OF THE EXCHANGE OFFER

 .  Expires 5:00 P.M. New York City time [August __, 2000], unless extended.

 . We will accept for exchange all outstanding notes that are validly tendered and not validly withdrawn.

 . You may withdraw the tender of your notes at any time prior to the expiration of the exchange offer.

 . The exchange offer is not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

 .  We will not receive any proceeds from the exchange offer.

 . We believe that the exchange of new notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

 . We do not intend to apply for listing of any of the notes to be issued on any securities exchange or to arrange for them to be quoted on any quotation system.

                TERMS OF THE NOTES TO BE ISSUED IN THE EXCHANGE

 .    The terms of the notes to be issued in the exchange are substantially identical to the terms of the notes for which the offer to exchange is being made, except that we believe that the notes to be issued in the exchange will be freely transferable under the Securities Act and will be issued free of any covenants regarding exchange and registration rights.

 .    The 8.20% exchange notes due 2006 and the 8.30% exchange notes due 2010 to be issued in the exchange and the 8.20% notes due 2006 and the 8.30% notes due 2010 for which the offer to exchange is being made are redeemable at our option at any time at a redemption price determined as set forth in this prospectus.

 .    Interest will be payable on the notes to be issued in the exchange semi-
     annually on March 1, June 1, September 1 and December 1, beginning [________], 2000, with respect to the floating rate exchange notes, and on March 1 and September 1, beginning [________], 2000, with respect to the other exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our offer or the notes to be issued in the exchange or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus (and the accompanying letter of transmittal and related documents) and any amendments or supplements carefully before making your investment decision.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

              The date of this prospectus is [___________], 2000.

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Available Information............................................
Disclosure Regarding Forward-Looking Statements..................
Raytheon  Company................................................
The Initial Notes................................................
Use of Proceeds..................................................
Capitalization...................................................
Ratio of Net Debt to Total Capitalization........................
Ratio of Earnings to Fixed Charges...............................
Selected Summary Financial Data..................................
Description of the Notes.........................................
Certain United States Federal Income Tax Consequences............
Exchange Offer...................................................
Plan of Distribution.............................................
Validity of Notes................................................
Experts..........................................................

     Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to exchange the notes or soliciting offers to exchange the notes in any jurisdiction in which that offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make that offer or solicitation.

     The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, relating to $200,000,000 aggregate principal amount of our floating rate exchange notes due 2002, $800,000,000 aggregate principal amount of our 7.90% exchange notes due 2003, $850,000,000 aggregate principal amount of our 8.20% exchange notes due 2006 and $400,000,000 aggregate principal amount of our 8.30% exchange notes due 2010. We refer to these notes in this prospectus as the "exchange notes." This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offer to exchange (the "exchange offer") the floating rate exchange notes due 2002, the exchange notes due 2003, the exchange notes due 2006 and the exchange notes due 2010 for outstanding floating rate notes due 2002, notes due 2003, notes due 2006 and notes due 2010, respectively, you should refer to the registration statement, including its exhibits.

     We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the worldwide web site (http://www.sec.gov) maintained by the SEC and at the SEC's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the operation of the Public Reference Section can be obtained by calling 1-800-SEC-0330. Our Class B common stock, $0.01 par value per share, and Class A common stock, $0.01 par value per share, are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

     We incorporate by reference into this prospectus (1) our Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2000, (2) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and (3) any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the expiration date of the exchange offer.

     Any statement contained in this prospectus or in any documents that are incorporated or deemed to be incorporated by reference into this prospectus in whole or in part, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document or portion of that document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). These written requests should be addressed to:

          Secretary, Raytheon Company
          141 Spring Street
          Lexington, Massachusetts 02421

     You may direct telephone requests to the Secretary of Raytheon at (781) 862-6600. To obtain timely delivery of any of this information, please write or telephone us no later than [_________], 2000, the date five business days prior to the expected completion of the exchange offer.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the information we are incorporating by reference into it contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus and the information incorporated by reference into this prospectus that we expect or anticipate will or may occur in the future, including, without limitation, certain statements included in this prospectus under "Raytheon Company" and located elsewhere in this prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other similar matters are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation the factors which might be described from time to time in our filings with the SEC and additional factors which are beyond our control.

     Consequently, all of the forward-looking statements we make in this prospectus and the information we are incorporating by reference into this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. Additionally, important factors that could cause actual results to differ materially from our expectations are disclosed in the documents we are incorporating by reference, including statements under "Item 1-Business" of our Annual Report on Form 10-K for the year ended December 31, 1999. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing those forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement.

                                RAYTHEON COMPANY

     Raytheon Company is a global technology leader, with worldwide 1999 sales of $19.8 billion. We provide products and services in the areas of defense and commercial electronics, business and special mission aircraft, and engineering and construction. We have operations throughout the United States and serve customers in more than 80 countries around the world.

Electronics

     We design, manufacture and service advanced electronic devices, equipment and systems for both government and commercial customers. In addition to defense electronic systems, we have been successful in the conversion of defense electronic technologies to commercial applications such as air traffic control, environmental monitoring and communications.

     In November 1999, we announced a reorganization of our defense electronics businesses. The former Raytheon Systems Company structure has been phased out and a new Electronic Systems business has been created by combining our former Defense Systems and Electronics Systems segments. After this reorganization, our defense electronics businesses consist of the following four business units, which are focused on the following programs:

     Electronic Systems:
          .     anti-ballistic missile systems
          .     air defense
          .     air-to-air, surface-to-air, and air-to-surface missiles
          .     naval and maritime systems
          .     ship self-defense systems
          .     torpedoes; strike, interdiction and cruise missiles
          .     advanced munitions
          .     airborne and surface radars
          .     electronic warfare
          .     surveillance and reconnaissance systems
          .     precision guidance systems
          .     tactical systems

     Command, Control, Communication and Information Systems:
          .     command, control and communications systems
          .     air traffic control systems
          .     tactical radios
          .     satellite communication ground control terminals
          .     wide area surveillance systems
          .     ground-based information processing systems
          .     large scale information retrieval, processing and distribution systems
          .     global broadcast systems

     Aircraft Integration Systems:
          .     integration of airborne surveillance and intelligence systems
          .     aircraft modifications
          .     head-of-state aircraft systems

     Technical  Services:
          .     training services and integrated training programs
          .     technical services
          .     logistics and support

     Raytheon Commercial Electronics.   Our commercial electronics businesses
produce, among other things:
       .  marine radars and other marine electronics
       .  transmit/receive modules for satellite communications projects
       .  other electronic components for a wide range of applications

Aircraft

     Raytheon Aircraft, a subsidiary of Raytheon Company, offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System (JPATS). In addition, in 1997 Raytheon Aircraft launched its own fractional or shared aircraft ownership business called Raytheon Travel Air. This program currently has over 200 customers.

Engineering and Construction

     Raytheon Engineers & Constructors, a subsidiary of Raytheon Company, is one of the largest engineering and construction firms in the United States, serving markets throughout the world. Raytheon Engineers & Constructors designs, constructs and maintains facilities and plants operated by a range of customers, including:

     .  independent power producers
     .  utilities
     .  petroleum companies
     .  pulp and paper companies
     .  industrial concerns
     .  governments

     On April 17, 2000, we announced that we had entered into a definitive agreement to sell our subsidiary, Raytheon Engineers & Constructors, to Morrison Knudsen Corporation. This transaction was completed on July 7, 2000. As part of this transaction, we received a $53 million cash payment at closing in addition to retaining $250 million of cash collected from Raytheon Engineers and Contractors operations during the 2000 first quarter. We also retained $190 million of billed receivables, $60 million in other net assets and net pension assets of $320 million. In addition, we agreed to retain responsibility for the performance of four large, fixed-price international turnkey projects that are close to completion and to partially idemnify Morrison Knudsen with respect to the completion of one other existing project.

     As of the first quarter of 2000, Raytheon Engineers & Constructors' results are not included in our continuing operations, but are reflected in discontinued operations. We recorded an estimated loss on the disposition of Raytheon Engineers & Constructors of $191 million in the first quarter of 2000.

     Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.


                               THE INITIAL NOTES

     On March 7, 2000, we issued $200,000,000 aggregate principal amount of our floating rate notes due 2002, $800,000,000 aggregate principal amount of our 7.90% notes due 2003, $850,000,000 aggregate principal amount of our 8.20% notes due 2006 and $400,000,000 aggregate principal amount of our 8.30% notes due 2010 (collectively, the "initial notes") in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to the exemptions to those requirements provided by Rule 144A under this Act.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. We used the net proceeds from the original sale of the initial notes on March 7, 2000 to reduce commercial paper and bank borrowings with various maturities and bearing interest at various rates.

                                 CAPITALIZATION

     The following table sets forth our capitalization at April 2, 2000. This table should be read in conjunction with the Selected Summary Financial Data included elsewhere in this prospectus and the financial statements, including the notes to the financial statements, which are incorporated into this prospectus by reference.

                                                                            April 2, 2000
                                                                            -------------
                                                                            (in millions)
Notes payable and current portion of long-term debt  .                         $ 1,109
Long-term debt
Initial notes
       Floating Rate Notes due 2002............................                    200
       7.90% Notes due 2003....................................                    796
       8.20% Notes due 2006....................................                    845
       8.30% Notes due 2010....................................                    397
                                                                               -------
                                                                                 2,238
       Other long-term debt....................................                  6,804
                                                                               -------
            Total long-term debt...............................                  9,042
Stockholders' equity...........................................                 10,732
                                                                               -------
            Total capitalization...............................                $20,883
                                                                               =======

                   RATIO OF NET DEBT TO TOTAL CAPITALIZATION

     The following table sets forth our consolidated ratio of net debt to total capitalization at April 2, 2000 and at the end of fiscal years 1999, 1998, 1997, 1996 and 1995:

           April 2,                             December 31,
                              -----------------------------------------------
            2000               1999      1998     1997     1996     1995
            ----               -----     -----    -----    -----    -----
            47.7%              46.0%     43.3%    47.8%    43.2%    35.7%

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the quarter ended April 2, 2000 and for the fiscal years 1999, 1998, 1997, 1996, and 1995:


      Three Months
         Ended                       Fiscal Year Ended December 31
                          ----------------------------------------------------
     April 2, 2000            1999      1998       1997      1996     1995
     -------------            ----      ----       ----      ----     ----
          1.6x                1.9x      2.7x       2.7x      4.5x     6.0x


     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends:

     . earnings consist of net earnings, taxes on income and fixed charges, less capitalized interest;

     . fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest; and

     . the ratio for the three months ended April 2, 2000 reflects Raytheon Engineers & Contractors as a discontinued operation.

     The ratio of earnings to combined fixed charges has declined due to higher interest expense resulting from increased borrowings to finance our merger with the defense business of Hughes Electronics and our acquisition of the defense assets of Texas Instruments Incorporated.

                        SELECTED SUMMARY FINANCIAL DATA

     The following tables present our selected financial data. The financial data for the three months ended April 2, 2000 and at April 2, 2000 reflects Raytheon Engineers & Constructors as a discontinued operation and should be read in conjunction with the Company's first quarter 2000 Form 10-Q. The fiscal year-end financial data have been derived from our audited financial statements incorporated by reference herein and should be read in conjunction with those financial statements and notes thereto.

                                                                  Three
                                                                  Months            Fiscal Year Ended
                                                                  Ended,              December 31,
                                                                 April 2,     -------------------------
                                                                   2000       1999       1998       1997
                                                                   ----       ----       ----       ----
Operating Data:                                                                 (in millions)
  Net sales..................................................    $4,231      $19,841    $19,419    $13,593
  Operating income...........................................       316        1,527      2,006      1,060
  Interest expense, net......................................       180          713        711        359
  Income from continuing operations/net income (a)...........        80          404        844        511

Other Data:
  EBITDA (b).................................................    $  492      $ 2,183    $ 2,909    $ 1,582
  Depreciation and amortization..............................       171          724        761        457
  Capital expenditures.......................................       140          532        509        459

Net cash provided by (used in):
  Operating activities (c)...................................    $ (535)     $  (317)   $   994    $ 1,044
  Investing activities (c)...................................       (13)        (400)       617     (2,937)
  Financing activities.......................................       314          526     (1,486)     2,053

                                                                                                    December 31,
                                                                        April 2,                    ------------
                                                                          2000           1999            1998           1997
                                                                        -------        -------         -------        -------
Balance Sheet Data:                                                                         (in millions)
  Net working capital............................................       $ 2,814        $ 1,045         $ 1,933        $(2,021)
  Total assets...................................................        27,002         28,110          28,232         28,520
  Notes payable and current portion of long-term debt............         1,109          2,472             827          5,656
  Long-term debt and capitalized leases  ........................         9,042          7,298           8,163          4,406
  Stockholders' equity...........................................        10,732         10,959          10,797         10,386

__________
(a) The information presented for the three months ended April 2, 2000 reflects income from continuing operations. The information presented for the fiscal years ended December 31, 1999, 1998 and 1997 reflect net income.

(b) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. We have included EBITDA as we understand that EBITDA is used by certain investors as one measure of a company's ability to service debt.

(c) The information presented for the three months ended April 2, 2000 reflects cash flows from continuing operations. The information presented for the fiscal years ended December 31, 1999, 1998 and 1997 reflect total cash flows.

                            DESCRIPTION OF THE NOTES

     The initial notes were, and the exchange notes will be, issued as separate series under an indenture, dated as of July 3, 1995, as supplemented and amended by a supplemental indenture dated as of March 2, 2000 (referred to in this prospectus together as the "indenture"), between us and The Bank of New York, as trustee (the "trustee"). The following summary of certain provisions of the indenture, the initial notes and the exchange notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms and those terms made a part of this prospectus by the Trust Indenture Act of 1939, the initial notes and the exchange notes. Copies of these documents have been filed as exhibits to the registration statement of which this prospectus constitutes a part, and are available from us upon request. The exchange notes are identical in all material respects to the initial notes, except for certain transfer restrictions and registration rights relating to the initial notes, and except that, if the exchange offer is not consummated before November 7, 2000, the interest rate on the initial notes from and after that date until the consummation of the exchange offer will increase by .25% per annum Capitalized terms used but not defined in the following summary have the respective meanings specified in the indenture. Certain of these terms are also defined below. See "--Certain Definitions." Section references are to the indenture unless otherwise indicated.

     References to:

     . the "floating rate notes" below are to the initial floating rate notes due 2002 and the exchange floating rate notes due 2002, treated as a single series of security,

     . the "notes due 2003" below are to the initial notes due 2003 and exchange notes due 2003, treated as a single series of security.

     . the "notes due 2006" below are to the initial notes due 2006 and exchange notes due 2006, treated as a single series of security.

     . the "notes due 2010" below are to the initial notes due 2010 and exchange notes due 2010, treated as a single series of security.

     . the "notes" are to the initial notes and the exchange notes, collectively.

General

     The floating rate notes are limited to $200,000,000 aggregate principal amount. The fixed rate notes are limited to $2,050,000,000 aggregate principal amount, consisting of $800,000,000 principal amount of notes due 2003, $850,000,000 principal amount of notes due 2006 and $400,000,000 principal amount of notes due 2010. The exchange notes of each series will be treated as a continuation of the initial notes of that series for calculation of interest and all other purposes, except that the interest rate on the initial notes may increase if the exchange offer is not consummated before November 7, 2000, as described above. The notes are senior unsecured obligations of ours and rank pari passu with all of our senior unsecured debt and will be senior to all of our existing and future subordinated debt, if any. Interest on the notes is payable in U.S. dollars at our office or agency in the Borough of Manhattan, the City of New York, New York or, at our option, by check mailed to the address of the registered holder. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The Fixed Rate Notes

     The Notes Due 2003. Each note due 2003 bears interest from March 7, 2000, at 7.90% per annum, payable semiannually on March 1 and September 1 of each year, commencing September 1, 2000, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on February 15 and August 15, as the case may be, immediately preceding such March 1 or September 1. These notes will mature on March 1, 2003, and are not subject to any sinking fund provision.

     The Notes Due 2006. Each note due 2006 bears interest from March 7, 2000, at 8.20% per annum, payable semiannually on March 1 and September 1 of each year, commencing September 1, 2000, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on February 15 and August 15, as the case may be, immediately preceding such March 1 or September 1. These notes will mature on March 1, 2006, and are not subject to any sinking fund provision.

     The Notes Due 2010. Each note due 2010 bears interest from March 7, 2000, at 8.30% per annum, payable semiannually on March 1 and September 1 of each year, commencing September 1, 2000, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on February 15 and August 15, as the case may be, immediately preceding such March 1 or September 1. These notes will mature on March 1, 2010, and are not subject to any sinking fund provision.

     The Floating Rate Notes

     Each floating rate note bears interest from March 7, 2000 to, but excluding, June 1, 2000 at a rate per annum equal to 6.75% (the "initial floating rate") and thereafter at a rate per annum equal to LIBOR (as defined below) plus .63% payable quarterly on March 1, June 1, September 1 and December 1, commencing on June 1, 2000, which we refer to in this prospectus as the "floating interest payment dates." If, however, any floating interest payment date (other than the maturity date) would fall on a day that is not a business day, the floating interest payment date will be the following day that is a business day, except that if that business day is in the next succeeding calendar month, the floating interest payment date will be the next preceding day that is a business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after the maturity date.

     On each floating interest payment date, interest will be paid to the person in whose name the floating rate note is registered at the close of business on the preceding February 15, May 15, August 15 and November 15, as applicable.

     The rate of interest on the floating rate notes will be reset quarterly (the "floating interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates will be March 1, June 1, September 1 and December 1; provided, however, that the interest rate in effect from the date of issue to the first floating interest reset date with respect to the floating rate notes will be the initial floating interest rate. If any floating interest reset date would otherwise be a day that is not a business day, the floating interest reset date shall be postponed to the next succeeding business day, except that if that business day is in the next succeeding calendar month, that floating interest reset date will be the next preceding business day.

     Interest payments for floating rate notes will be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the floating interest payment date or maturity date, as the case may be.

     Accrued interest on any floating rate note will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each date in the period for which interest is being paid. The interest factor for each date is computed by dividing the interest rate applicable to that day by 360. All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one-hundredth-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from that calculation will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or, if none, the initial floating interest rate.

     The calculation agent is The Bank of New York, who we refer to as the "calculation agent," with respect to the floating rate notes. Upon the request of the holder of any floating rate notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date with respect to that floating rate note.

     The "floating interest determination date" pertaining to a floating interest reset date will be the second London banking day preceding that floating interest reset date. "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. "LIBOR" for each floating interest reset date will be determined by the calculation agent as follows:

     (i) as of the floating interest determination date, the calculation agent will determine LIBOR as the rate for deposits in U.S. dollars for a period of three months, commencing on that floating interest determination date, that appears on Page 3750 on Bridge Telerate Inc., or any successor page, at approximately 11:00 a.m., London time, on that floating interest determination date. If no rate appears, LIBOR in respect of that floating interest determination date will be determined as described in (ii) below.

     (ii) With respect to a floating interest determination date on which no rate appears, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the second London banking day immediately following the floating interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR for the floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on that floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

Optional Redemption

     The 8.20% notes due 2006 and the 8.30% notes due 2010 will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of,

     (i) 100% of the principal amount of the notes of that series being redeemed, or

     (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of that series being redeemed from the redemption date to the maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points for the 8.20% notes due 2006 or 25 basis points for the 8.30% notes due 2010, plus any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for a series of notes,

     (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for a series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or

     (ii) if the release referred to in (i) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an "Independent Investment Banker" as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

     "Comparable Treasury Price" means with respect to any redemption date for a series of notes,

     (i) the average of four Reference Treasury Dealer Quotations (as defined below) for the redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or

     (ii) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and two other primary U.S. government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the trustee in consultation with us. If any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

     The notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples of $1,000. To the extent described under "--Book Entry; Delivery and Form" below, the principal of and interest on the notes will be payable and the transfer of the notes will be registrable through The Depository Trust Company ("DTC"). No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with that registration of transfer or exchange (Section 305).

Events of Default

     The indenture (with respect to any series of securities then outstanding) defines an event of default as any one of the following events:

     . default in the payment of any interest on any security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

     . default in the payment of the principal of, or premium, if any, on any security of that series when it becomes due and payable either at its maturity, by declaration as authorized in the indenture or otherwise;

     . failure to deposit any sinking fund payment when and as due by the terms of a security of that series;

     . failure by us to perform any other covenants or agreements in the indenture (other than covenants or agreements included in the indenture solely for the benefit of a series or series of securities thereunder other than that series) and continuance of that default for a period of 60 days after either the trustee or the holders of at least 25% of the principal amount of the outstanding securities of that series have given written notice in the manner provided for in the indenture specifying the failure as provided in the indenture;

     . certain events in bankruptcy, insolvency or reorganization of Raytheon; and

     . any other event of default provided with respect to securities of that series (Section 501).

     If an event of default occurs with respect to securities of any series, the trustee will give the holders of securities of that series notice of the default. However, in the case of a default described in the fourth bullet point above, no notice to holders will be given until at least 30 days after the occurrence of the default referred to in that bullet point (Section 602).

     If an event of default with respect to the securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding securities of that series may declare the principal amount of all the securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration (Section 502).

     The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable security or indemnity (Section 603). Subject to those provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority of the aggregate principal amount of the outstanding securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the securities of that series (Section 512).

     No holder of securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

     (i) that holder previously has given to the trustee under the indenture written notice of a continuing event of default with respect to securities of that series;

     (ii) the holders of at least 25% of the aggregate principal amount of the outstanding securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee;

     (iii) in the 60-day period following receipt of a written notice from a holder, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding securities of that series a direction inconsistent with that request; and

     (iv) the trustee has failed to institute a proceeding within that 60-day period (Section 507).

     However, these limitations do not apply to a suit instituted by a holder of a security for enforcement of payment of the principal of and premium, if any, or interest on that security on or after the respective due dates expressed in that security (Section 508).

     We are required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the indenture and as to any default in that performance (Section 1007).

     Any payment default on any security regardless of amount, where the aggregate principal amount of the series of that security exceeds $50 million, or any other default that causes acceleration of any security, would give rise to a cross-default under our senior credit facilities. In certain circumstances, payment defaults on securities may give rise to cross-defaults under guarantees of ours related to various receivables facilities of certain of our subsidiaries.

Defeasance and Covenant Defeasance

     The indenture provides that we may elect either

     (i) to defease and be discharged from any and all obligations in respect of a series of securities then outstanding (except for certain obligations to register the transfer of or exchange of that series of securities, replace stolen, lost or mutilated securities, maintain paying agencies and hold monies for payment in trust) ("defeasance"); or

     (ii) to be released from its obligations with respect to that series of securities under any covenants applicable to that series of securities which are determined pursuant to Section 301 of the indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in the fourth bullet point under "Events of Default" above (insofar as with respect to covenants subject to covenant defeasance) will no longer be an event of default, in the case of either (i) or (ii) if we deposit, in trust, with the trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal on those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on that series of securities on the dates payments are due (which may include one or more redemption dates designated by us) and any mandatory sinking fund or analogous payments on those obligations in accordance with the terms of that series of securities. This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture has occurred and is continuing on the date of the deposit, (B) the deposit will not cause the trustee to have any conflicting interest with respect to other securities of ours and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of legal defeasance only, this opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if that defeasance had not occurred.

     We may exercise our defeasance option with respect to a series of securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option for a series of securities, payment of that series of securities may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for a series of securities, payment of that series of securities may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (ii) in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to that series of securities under the indenture after exercising our covenant defeasance option and that series of securities is declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the securities of that series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments. (Articles Thirteen and Fourteen)

Modification and Waiver

     Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding securities of all series issued under the indenture and affected by the modification or amendments (voting as a single class). However, no modification or amendment may be made, without the consent of the holders of all securities affected by that modification or amendment, if the modification or amendment would

     (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any security;

     (ii) reduce the principal amount of, or the premium, if any, or interest on, any security;

     (iii) change the place or currency of payment of principal of, premium, if any, or interest on any security;

     (iv) impair the right to institute suit for the enforcement of any payment on any security on or after the stated maturity of that security (or in the case of redemption, on or after the redemption date); or

     (v) reduce the percentage of the principal amount of outstanding securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults (Section 902).

     The holders of a majority of the aggregate principal amount of the securities of a series may, on behalf of all holders of the securities of that series, waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or in the performance of certain covenants with respect to that series (Section 513).

Certain Covenants

     We are subject to certain covenants under the indenture with respect to the exchange notes.

     Limitation on liens. We may not, nor may we permit any of our "significant subsidiaries" to, create, incur, assume or permit to exist any lien on any property or asset (including any stock or other securities of any Person, including any "significant subsidiary"), or on any income or revenues or rights in respect of any income or revenues, unless the securities of any series then or thereafter outstanding will be equally and ratably secured. This restriction does not apply, however, to

     (i) liens on our or our subsidiaries' property or assets existing on the date of the indenture as long as these liens secure only those obligations which they secure as of the date of the indenture;

(ii) any lien existing on any property or asset prior to its acquisition by us or any subsidiary as long as (x) the lien is not created in contemplation of or in connection with that acquisition and (y) the lien does not apply to any of our or any subsidiaries' other property or assets;

(iii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside;

(iv) carriers', warehousemen's, mechanics', materialsmen's, repairmen's or other like liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside;

(v) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

(vi) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject to the lien or interfere with the ordinary conduct of our business or that of any of our subsidiaries;

(viii) liens upon any property acquired, constructed or improved by us or any subsidiary which are created or incurred within 360 days of the acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of that property or the cost of that construction or improvement, including carrying costs (but no other amounts) so long as that lien does not apply to any of our or a subsidiary's other property;

(ix)   liens on the property or assets of any subsidiary in favor of us;

(x)    extensions, renewals and replacements of liens referred to in paragraphs
       (i) through (ix) above as long as the extension, renewal or replacement lien is limited to the property or assets covered by the lien extended, renewed or replaced and that the obligations secured by any extension, renewal or replacement lien are in an amount not greater than the amount of the obligations secured by the lien extended, renewed or replaced;

(xi) any lien, of the type described in clause (iii) of the definition below of the term "lien," on securities imposed pursuant to an agreement entered into for the sale or disposition of those securities pending the closing of that sale or disposition; provided the sale or disposition is otherwise permitted by the indenture;

(xii) liens arising in connection with any permitted receivables program (to the extent the sale by us or the applicable subsidiary of its accounts receivable is deemed to give rise to a lien in favor of the purchaser of the accounts receivable in those accounts receivable or the proceeds thereof);

(xiii) liens on the capital stock or assets of any subsidiary that is not a "significant subsidiary";

     (xiv) liens to secure indebtedness if, immediately after the grant of the lien, the aggregate amount of all indebtedness secured by liens that would not be permitted but for this clause (xiv) does not exceed 15% of our stockholders' equity as shown on our most recent consolidated balance sheet filed with the SEC.

     Limitation on Sale/Leaseback Transactions. Transactions involving any sale and leaseback by us or any "significant subsidiary" of any "principal property" are prohibited unless we or that "significant subsidiary", within 120 days after the effective date of the lease, applies to the retirement of any funded debt an amount equal to the greater of

     (i)   the net proceeds of the sale of the property leased; or

     (ii) the fair market value of the property leased within 90 days prior to the effective date of the lease.

     The amount to be so applied in respect of any transaction will be reduced, however, by the principal amount of any securities we surrender to the trustee for cancellation and by the principal amount of funded debt other than securities, we voluntarily retire, within 120 days after the effective date of the lease. However, no retirement may be effected by payment on the final maturity date or pursuant to mandatory sinking fund or prepayment provisions. This restriction does not apply, however, to us or any "significant subsidiary":

     (i) entering into any transaction not involving a lease with a term of more than three (3) years;

     (ii) entering into any transaction to the extent the lien on the property subject to the sale and leaseback would be permitted under the covenant described above under "Limitation on Liens"; or

     (iii) entering into any transaction for the sale and leaseback of any property if the lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of the property.

     Leveraged Transactions. Except for the limitations on liens and sale/leaseback transactions referred to above and on consolidations, mergers or transfers of our assets substantially as an entirety referred to below, the indenture and the terms of the notes do not contain any covenants or other provisions designed to afford holders of notes protection in the event of a highly leveraged transaction involving us.

     Consolidation, Merger and Sale of Assets. We may not consolidate with or merge into any other Person or transfer or lease our assets substantially as an entirety to any Person unless any successor or purchaser is a corporation organized under the laws of the U.S., any state or the District of Columbia, and that successor or purchaser expressly assumes our obligations under the notes by an indenture supplemental to the indenture. The trustee may receive an opinion of counsel as conclusive evidence of compliance with these provisions (Article Eight).

     Certain Definitions

     Certain terms are defined in the indenture and are used in this section as follows:

     "funded debt" means all indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any indebtedness, the term of any unexercised right of the debtor to renew or extend the indebtedness existing at the time of determination will be included.

     "GAAP" means generally accepted accounting principles applied on a consistent basis.

     "holder" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of that government or agency in whose name a security is registered in the security register for those securities maintained in accordance with the terms of the indenture.

     "indebtedness" of any Person means, as at any date of determination, all indebtedness (including capitalized lease obligations) of that Person and its consolidated subsidiaries at that date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of that Person prepared in accordance with GAAP.

     "initial notes closing date" means March 7, 2000.

     "lien" means, with respect to any asset of any Person:

     (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on that asset,

     (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to that asset, and

     (iii) in the case of securities that constitute assets of that Person, any purchase option, call or similar right of a third party with respect to the securities.

     "permitted receivables program" means any receivables securitization program pursuant to which we or any of our subsidiaries sells accounts receivable to any non-Affiliate in a "true sale" transaction. However, any related indebtedness incurred to finance the purchase of the accounts receivable is not includible on our or any of our subsidiaries' balance sheet (excluding the footnotes thereto) in accordance with GAAP and applicable regulations of the SEC.

     "principal property" means:

     (i)   our principal office building, and

     (ii) any manufacturing plant or principal research facility of ours or of a significant subsidiary which is located within the U.S. or Canada, except any principal office building, plant or facility which our board of directors by resolution declares is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

     "securities" means any securities authenticated and delivered under the indenture, including the notes.

     "significant subsidiary" means, at any time, any subsidiary that would be a "Significant Subsidiary" at that time, as that term is defined in Regulation S-X promulgated by the SEC, as in effect on the date of the indenture.

     "stockholders equity" means, at any date of determination, our stockholders' equity and that of our subsidiaries at that date, as determined in accordance with GAAP.

     "subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries.

Concerning the Trustee

     The Bank of New York is trustee under the indenture. The trustee performs services for us in the ordinary course of business.

Book-Entry; Delivery and Form

     The certificates representing the initial notes have been, and the certificates representing the exchange notes will be, issued in fully registered form without interest coupons. Each series of notes sold in offshore transactions in reliance on Regulation S will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream, Luxembourg. Prior to the 40th day after the notes closing date, beneficial interests in the Regulation S global securities may only be held through Euroclear or Clearstream, Luxembourg, and any resale or transfer of these interests to U.S. persons will not be permitted during that period unless the resale or transfer is made pursuant to Rule 144A or Regulation S.

     Each series of notes sold in reliance on Rule 144A will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.

     Each global security (and any notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth in the indenture.

     Notes originally purchased by or transferred to institutional accredited investors (as defined below) who are not QIBs (as defined below) ("non-global purchasers") will be in registered form without interest coupons
("certificated securities"). Upon the transfer of certificated securities initially issued to a non-global purchaser to a QIB or in accordance with Regulation S, those certificated securities will, unless the relevant global security has previously been exchanged in whole for certificated securities, be exchanged for an interest in that global security. For a description of the restrictions on the transfer of certificated securities, see "Transfer Restrictions."

     Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a 144A global security directly through DTC if they are participants in that system, or indirectly through organizations which are participants in that system.

     Investors may hold their interests in a Regulation S global security directly through Clearstream, Luxembourg or Euroclear, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests in the Regulation S global securities on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and those notes. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream, Luxembourg.

     Payments of the principal of, and interest on, a global security will be made to DTC or its nominee, as the case may be, as the registered owner of that security. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising, or reviewing any records relating to these beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security is credited and only in respect of that portion of the aggregate principal amount of notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the notes, DTC will exchange the applicable global security for certificated securities, which it will distribute to its participants and which may be legended as required by the indenture.

     We understand that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow these procedures in order to facilitate transfers of interests in a global security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the global securities and a successor depositary is not appointed by us within 90 days, we will issue certificated securities, which may bear legends referred to in the indenture, in exchange for the global securities. Holders of an interest in a global security may receive certificated securities, which may bear legends referred to in the indenture in accordance with DTC's rules and procedures in addition to those provided for under the indenture.

Same-Day Settlement and Payment

     So long as DTC continues to make its settlement system available to us, all payments of principal of and interest on the notes will be made by us in immediately available funds.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following discussion of certain of the anticipated federal income tax consequences of an exchange of the initial notes for exchange notes and of the purchase at original issue, ownership, and disposition of the exchange notes is based upon the provisions of the Internal Revenue Code of l986, as amended, the final, temporary, and proposed regulations promulgated under the Code, and administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to you individually, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold exchange notes as part of a straddle or conversion transactions, persons that purchase the exchange notes from other holders at a discount or a premium or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the exchange notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

You are advised to consult your own tax advisors regarding the Federal, state, local, and foreign tax consequences of the exchange and the ownership and disposition of exchange notes.

Certain Income Tax Effects Of The Exchange Offer

     Subject to the limitation set forth above, your exchange of initial notes for exchange notes will not be a taxable event for you, and you will not recognize any taxable gain or loss as a result of this exchange. Accordingly, you would have the same adjusted basis and holding period in the exchange notes as you had in the initial notes immediately before the exchange. Further, the tax consequences of ownership and disposition of any exchange notes by you will be the same as the tax consequences of ownership and disposition of initial notes.

General

     This section summarizes the material U.S. tax consequences to holders of exchange notes. The discussion is limited in the following ways:

     . The discussion only covers you if you hold your exchange notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     . The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding exchange notes in your particular situation.

     . The discussion is based on current law. Changes in the law may change the tax treatment of the notes, possibly with a retroactive effect.

     .   The discussion does not cover state, local or foreign law.

     . This discussion does not apply to you if you are a non-U.S. holder of notes and if you (a) own 10% or more of our voting stock, (b) are a "controlled" foreign corporation with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

     . We have not requested a ruling from the IRS on the tax consequences of owning the exchange notes. As a result, the IRS could disagree with portions of this discussion.


Tax Consequences to U.S. Holders

     This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

          .    an individual U.S. citizen or resident alien;

          . a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

          . an estate or trust whose world-wide income is subject to U.S. federal income tax.

     If a partnership holds exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding exchange notes, we suggest that you consult your tax advisor.

     Interest

          . If you are a cash method taxpayer (including most individual holders), you must report interest on the exchange notes in your income when you receive it.

          . If you are an accrual method taxpayer, you must report interest on the exchange notes in your income as it accrues.

     Additional Interest

     If you receive additional interest on your exchange notes, we believe it should be treated in the same manner as regular interest on the exchange notes. However, it is possible that you would be required to report additional interest as income when it accrues or becomes fixed, even if you are a cash method taxpayer.

     Sale or Retirement of Notes

     On your sale or retirement of your exchange note:

     . You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the exchange note is your cost, subject to certain adjustments.

     . Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the exchange note for more than one year.

     . If you sell the exchange note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the exchange note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     . You will not have taxable gain or loss on the exchange of your notes for exchange notes.

     Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the IRS:

     . Assuming you hold your exchange notes through a broker or other securities intermediary, the intermediary is required to provide information to the IRS concerning interest and retirement proceeds on your exchange notes, unless an exemption applies.

     . Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     . If you are subject to these requirements but do not comply, the intermediary is required to withhold 31% of all amounts payable to you on the exchange notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     . All U.S. Holders that are individuals are subject to these requirements. Some U.S. Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. holders

     This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

     .    an individual that is a nonresident alien;

     .    a corporation organized or created under non-U.S. law; or

     . an estate or trust that is not taxable in the U.S. on its worldwide income.

     Withholding Taxes

     Generally, payments of principal and interest on the exchange notes will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

     .    You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

     .    You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

     .    You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

     You should consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

     Sale or Retirement of Notes

     If you sell an exchange note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     . The gain is connected with a trade or business that you conduct in the U.S.

     . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

     . The gain represents accrued interest, in which case the rules for interest would apply.

     U.S. Trade or Business

     If you hold your exchange note in connection with a trade or business that you are conducting in the U.S.:

     . Any interest on the exchange note, and any gain from disposing of the exchange note, generally will be subject to income tax as if you were a U.S. Holder.

     . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the exchange note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Estate Taxes

     If you are an individual, your exchange notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at the time of your death, payments on the exchange notes were not connected to a trade or business that you were conducting in the U.S.

     Information Reporting and Backup Withholding

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

     . Principal and interest payments received by you will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the receipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

     . Sale proceeds you receive on a sale of your exchange notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. You should consult your tax advisor concerning information reporting and backup withholding on a sale.

                                 EXCHANGE OFFER

General

       We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, to exchange up to $200,000,000 aggregate principal amount of floating rate exchange notes due 2002, $800,000,000 aggregate principal amount of exchange notes due 2003, $850,000,000 aggregate principal amount of exchange notes due 2006 and $400,000,000 aggregate principal amount of exchange notes due 2010 for the same aggregate principal amounts of initial floating rate notes 2002, initial notes due 2003, initial notes due 2006 and initial notes due 2010, respectively, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below.

Purpose Of The Exchange Offer

       Under the terms of the registration rights agreement, dated March 2, 2000, among us and Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers of the initial notes, we are required to file with the SEC and use our reasonable best efforts to cause to become effective a registration statement with respect to issues of exchange notes identical in all material respects to the initial notes and, upon becoming effective, to offer the holders of the notes of each series the opportunity to exchange their initial notes for the exchange notes of the identical series.

       We will be entitled to close the exchange offer provided that we have accepted all initial notes that have been validly tendered in accordance with the terms of the exchange offer. Initial notes not tendered in the exchange offer will bear interest at the same rates in effect at the time of issuance of the initial notes.

Expiration Date; Extensions; Termination; Amendments

       The exchange offer will expire at 5:00 p.m., New York City time, on ______ ___, 2000, unless we, in our sole discretion, extend the period of time described below for which the exchange offer is open. The expiration date will be at least 20 days after the commencement of the exchange offer, or longer if required by applicable law. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and as a result delay acceptance for exchange of any initial notes by giving oral notice, which shall be confirmed in writing, or written notice to the exchange agent and by giving written notice of this extension to the holders of the initial notes or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. That announcement may state that we are extending the exchange offer for a specified period of time. During any extension, all initial notes previously tendered will remain subject to the exchange offer.

       In addition, we expressly reserve the right to terminate or amend the exchange offer and not to accept for exchange any initial notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer". If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the initial notes as promptly as practicable.

Procedures for Tendering Initial Notes

       Your tender to us of initial notes as set forth below and the acceptance by us of that tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

       You may tender initial notes by:

     (1) properly completing and signing the letter of transmittal or a facsimile copy of the letter of transmittal and delivering it, together with the certificate or certificates representing the initial notes being tendered, if any, and any required signature guarantees, to the exchange agent at its address set forth below on or prior to 5:00 p.m., New York City time, on the expiration date, or complying with the procedure for book-entry transfer described below, or

     (2)  complying with the guaranteed delivery procedures described below.

     The method of delivery of initial notes, letters of transmittal and all other required documents is at your election and risk and the delivery will be deemed made only when actually received by the exchange agent. If that delivery is by mail, we recommend that registered mail properly insured, with return receipt requested, or an overnight or hand delivery service, be used. In all cases, sufficient time should be allowed to insure timely delivery. No initial notes or letters of transmittal should be sent to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the initial notes surrendered for exchange are tendered (1) by a registered holder of the initial notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution as defined in this prospectus. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, that guarantee must be by a participant in a recognized signature guaranty medallion program (each an "Eligible Institution"). If initial notes are registered in the name of a person other than a signer of the letter of transmittal, the initial notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature guaranteed by an Eligible Institution.

     The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the initial notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer, and subject to that establishment, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of initial notes by causing that book-entry transfer facility to transfer the initial notes into the exchange agent's account with respect to the initial notes in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of initial notes may be effected through book-entry transfer in the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

     If you desire to accept the exchange offer and time will not permit a letter of transmittal or initial notes to reach the exchange agent on or prior to the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect an exchange if the exchange agent has received at its address or facsimile number set forth below on or prior to the expiration date a letter, telegram or facsimile from an Eligible Institution setting forth your name and address, the name in which the initial notes are registered and, if possible, the certificate number or numbers of the certificate or certificates representing the initial notes to be tendered, and stating that tender is being made and guaranteeing that within three business days after the expiration date the initial notes in proper form for transfer, or a confirmation of book-entry transfer of the initial notes into the exchange agent's account at the book-entry transfer facility, will be delivered by that Eligible Institution together with a properly completed and duly executed letter of transmittal and any other required documents. Unless initial notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of a Notice of Guaranteed Delivery which may be used by an Eligible Institution for the purposes described in this paragraph from the Information Agent.

     Your tender will be deemed to have been received as of the date when:

     (1) your properly completed and duly signed letter of transmittal accompanied by the initial notes, or a confirmation of book-entry transfer of those initial notes into the exchange agent's account at the book-entry transfer facility, is received by the exchange agent, or

     (2) a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) from an Eligible Institution is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect by an Eligible Institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered initial notes.

     All questions as to the validity, form, eligibility, time of receipt and acceptance of initial notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding on all parties. We reserve the right to reject any and all tenders of any particular initial notes not properly tendered or reject any particular shares of initial notes the acceptance of which might, in our judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or condition of the exchange offer as to any particular initial notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender initial notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions in the letter of transmittal, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes for exchange must be cured within the time as we shall determine. Neither us nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes for exchange, nor shall any of them incur any liability for failure to give that notification.

     If the letter of transmittal or any initial notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     If you are not a broker-dealer or are a broker-dealer but are not receiving exchange notes for your own account, by tendering you will represent to us that, among other things, the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of your business, that you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of those exchange notes and you are not an "affiliate" of ours as defined in Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933, to the extent applicable. Each broker-dealer that is receiving exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making or other trading activities will represent to us that it will deliver a prospectus in connection with any resale of those initial notes.

     In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date, or, as set forth under "--Certain Conditions to the Exchange Offer", to terminate the exchange offer and (2) to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise. The terms of any these purchases or offers may differ from the terms of the exchange offer.

Withdrawal Rights

     You may withdraw tenders of initial notes at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by letter, telegram or facsimile must be received by the exchange agent at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date at its address or facsimile number set forth below. Any notice of withdrawal must:

     (i) specify the name of the person having tendered the initial notes to be withdrawn (the "depositor"), the name in which the initial notes are registered or, if tendered by book-entry transfer, the name of the participant listing as the owner of those initial notes, if different from that of the depositor,

     (ii) identify the initial notes to be withdrawn, including the certificate number of numbers of the certificate or certificates representing those initial notes and the aggregate principal amount of those initial notes,

     (iii) be signed by the holder in the same manner as the original signature on the letter of transmittal by which those initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the transfer agent with respect to the initial notes to register the transfer of those initial notes into the name of the person withdrawing the tender, and

     (iv) specify the name in which any initial notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to those notes unless the initial notes so withdrawn are validly retendered.
Any initial notes which have been tendered but which are withdrawn will be returned to the holder of those initial notes without cost to that holder as soon as practicable after the withdrawal. Properly withdrawn initial notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Initial Notes" at any time prior to the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all initial notes properly tendered and will issue the exchange notes promptly after acceptance of the exchange offer. See "--Certain Conditions to the exchange offer" below.
For purposes of the exchange offer, we will be deemed to have accepted properly tendered initial notes for exchange when we have given oral or written notice of acceptance to the exchange agent.

     In all cases, issuance of the exchange notes in exchange for initial notes pursuant to the exchange offer will be made only after timely receipt by us of those initial notes, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered initial notes are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer, those unaccepted initial notes will be returned without expense to the tendering holder thereof as promptly as practicable after the rejection of that tender or the expiration or termination of the exchange offer.

Untendered Initial Notes

     Holders of initial notes whose initial notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold those initial notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the exchange offer, the holders of initial notes will continue to be subject to the existing restrictions upon transfer on those initial notes and, except as provided in this prospectus, we will have no further obligation to those holders to provide for the registration under the Securities Act of 1933 of the initial notes held by them. To the extent that initial notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted initial notes could be adversely affected.

Certain Conditions to the Exchange Offer

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes in exchange for, any initial notes, and may terminate or amend the exchange offer, if at any time before the acceptance of initial notes for exchange, any of the following events occurs:

     (1) an injunction, order or decree is issued by any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

     (2) there has occurred a change in the current interpretation of the staff of the Commission which current interpretation permits the exchange notes issued pursuant to the exchange offer in exchange for the initial notes to be offered for resale, resold and otherwise transferred by holders thereof, other than (a) a broker-dealer who purchases the exchange notes directly from us to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act of 1933 or (b) a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that the exchange notes are acquired in the ordinary course of those holders' business and those holders have no arrangement with any person to participate in the distribution of exchange notes.

     These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of these rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted by us at any time and from time to time.

     If we determine that we may terminate the exchange offer, as set forth above, we may:

     (1) refuse to accept any initial notes and return any initial notes that have been tendered to their holders,

     (2) extend the exchange offer and retain all initial notes tendered prior to the expiration date, subject to the rights of those holders of tendered shares of initial notes to withdraw their tendered initial notes, or

     (3) waive that termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn. If that waiver constitutes a material change in the exchange offer, we will disclose that change by means of a supplement to this prospectus that will be distributed to each registered holder of initial notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the initial notes, if the exchange offer would otherwise expire during that period.

     In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for any initial notes, if at any time any stop order is threatened by the SEC or in effect with respect to the registration statement.

     The exchange offer is not conditioned on any minimum principal amount of initial notes being tendered for exchange.

Exchange Agent

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions regarding exchange offer procedures should be directed to the exchange agent addressed as follows:

       By Mail:                              By Hand or Overnight Delivery:
       The Bank of New York                  The Bank of New York
       Corporate Trust Division              Corporate Trust Division
       101 Barclay Street, 21 W              101 Barclay Street, 21 W
       New York, New York 10286              New York, New York 10286
       Attention: Julie Miller               Attention: Julie Miller

                             By Facsimile:  (212)  - 815-5915
                       Confirm by Telephone: (212)  - 815-5359

     The Bank of New York is also the transfer agent for the initial notes and exchange notes.

Solicitation of Tenders; Fees and Expenses

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with those services. The cash expenses to be incurred by us in connection with the exchange offer will be paid by us.

     No person has been authorized to give any information or to make any representation in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made by this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of initial notes in any jurisdiction in which the making of the exchange offer or the acceptance of initial notes would not be in compliance with the laws of that jurisdiction.

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however, certificates representing exchange notes or initial notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of exchange notes pursuant to the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption from those taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to those tendering holders.

Accounting Treatment

     No gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. Expenses incurred in connection with the issuance of the exchange notes will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

                              PLAN OF DISTRIBUTION

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by their holders, except as provided in the next sentence, without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that exchange notes are acquired in the ordinary course of those holders' business and those holders have no arrangement with any person to participate in the distribution of the exchange notes. The prior sentence does not apply to (1) a broker-dealer who purchases the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933 or (2) a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933. Any holder of initial notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes could not rely on thos interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. Thus, any exchange notes acquired by these holders will not be freely transferable except in compliance with the Securities Act of 1933.

     Each broker-dealer that receives exchange notes for its own account in exchange for initial notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. For a period of 90 days after the expiration date, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of those exchange notes. During that 90-day period, we will use our reasonable best efforts to make this prospectus available to any broker-dealer for use in connection with that resale, provided that the broker-dealer indicates in the letter of transmittal that it is a broker-dealer.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any person that participates in the distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on that resale of exchange notes and any commissions or concessions received by any broker-dealers may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

     We will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.


                               VALIDITY OF NOTES

     The validity of the exchange notes will be passed upon for us by Thomas D. Hyde, Esq., our Senior Vice President and General Counsel.

                                    EXPERTS

     The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Delaware General Corporation Law

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), Raytheon is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding if that person acted in good faith and in the manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe that person's conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of that action or suit if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which that action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director of officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Restated Certificate of Incorporation

     The Restated Certificate of Incorporation of Raytheon Company provides that no director of Raytheon shall be personally liable to Raytheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.

     The Restated Certificate of Incorporation also provides that Raytheon shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Raytheon or is or was serving at the request of Raytheon as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity wile serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys' fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Raytheon and shall inure to the benefit of such person's heirs, executors and administrators. Raytheon shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board except under limited circumstances.

     The Restated Certificate of Incorporation also provides that Raytheon shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the Restated Certificate of Incorporation is not paid in full within 30 calendar days after a written claim therefor has been received by Raytheon, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Raytheon) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed. Raytheon shall have the burden of providing such defense. Neither the failure of Raytheon to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Raytheon that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the Restated Certificate of Incorporation shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation or the Amended and Restated By-Laws of Raytheon, agreement, vote of stockholders or disinterested directors or otherwise.

     Any repeal or modification of the provisions of the Restated Certificate of Incorporation described herein by the stockholders of Raytheon will not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

     The Restated Certificate of Incorporation also provides that Raytheon may maintain insurance to protect itself and any director, officer, employee or agent of Raytheon or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Raytheon would have the power to indemnify such person against such expense, liability or loss under DGCL.

Item 21. Exhibits

      *4.1 Restated Certificate of Incorporation of Raytheon, restated as of February 11, 1998 (filed as Exhibit 3.1 to the Annual Report on Form 10-K of Raytheon for its fiscal year ended December 31, 1997, and incorporated herein by reference)
      *4.2 Amended and Restated By-Laws of Raytheon, as amended through January 28, 1998, (filed as Exhibit 3.2 to the Annual Report on Form 10-K of Raytheon, for its fiscal year ended December 31, 1997, and incorporated herein by reference)
      *4.3 Indenture dated as of July 3, 1995 (the "Indenture") between Raytheon Company and The Bank of New York, Trustee (filed as an exhibit to the Registration Statement on Form S-3, File No. 33-59241, and incorporated herein by reference)

       4.4 Supplemental Indenture, dated as of March 2, 2000, to the Indenture with respect to the floating rate notes due 2002, notes due 2003, notes due 2006 and notes due 2010
       4.5  Form of floating rate exchange note due 2002 (See Exhibit 4.4)
       4.6  Form of 7.90% exchange note due 2003 (See Exhibit 4.4)
       4.7  Form of 8.20% exchange note due 2006 (See Exhibit 4.4)
       4.8  Form of 8.30% exchange note due 2010 (See Exhibit 4.4)
       5.1 Opinion of Thomas D. Hyde, Esq., Senior Vice President and General Counsel of Raytheon Company
    **12.1  Statement re:  computation of ratios

      23.1  Consent of Thomas D. Hyde, Esq. (included in Exhibit 5.1)
      23.2  Consent of Independent Accountants
    **24    Power of Attorney

      25.1  Form T-1 Statement of Eligibility of the Trustee
      99.1  Form of Letter of Transmittal
      99.2  Form of Guaranty of Delivery
      99.3  Form of Exchange Agent Agreement

________________________
*          Incorporated herein by reference.
**         Previously filed.

Item 22. Undertakings.

     (A)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Raytheon has caused this Pre-Effective Amendment No.1 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on the 14th day of July, 2000.
                                 RAYTHEON COMPANY


                                 By: /s/ Thomas D. Hyde
                                    ----------------------------
                                    Thomas D. Hyde
                                    Senior Vice President and
                                    General Counsel for the Registrant



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed below on July 14, 2000 by the following persons in the capacities indicated.

                    SIGNATURE                                       CAPACITY
                    ---------                                       --------
/s/ Daniel P. Burnham*                                 Chairman and Chief Executive Officer and              July 14, 2000
-------------------------------------------------      Director (Principal Executive Officer)
Daniel P. Burnham

/s/ Franklyn A. Caine*                                 Senior Vice President and Chief Financial Officer     July 14, 2000
-------------------------------------------------      (Principal Financial Officer)
Franklyn A. Caine

/s/ Edward S. Pliner*                                  Vice President and Controller                         July 14, 2000
-------------------------------------------------      (Principal Accounting Officer)
Edward S. Pliner

/s/ Barbara M. Barrett*                                Director                                              July 14, 2000
-------------------------------------------------
Barbara M. Barrett

/s/ Ferdinand Colloredo Mansfeld*                      Director                                              July 14, 2000
-------------------------------------------------
Ferdinand Colloredo-Mansfeld

/s/ John M. Deutch*                                    Director                                              July 14, 2000
-------------------------------------------------
John M. Deutch

/s/ Thomas E. Everhart*                                Director                                              July 14, 2000
-------------------------------------------------
Thomas E. Everhart

/s/ John R. Galvin*                                    Director      July 14, 2000
-------------------------------------------------
John R. Galvin


/s/ L. Dennis Kozlowski*                               Director      July 14, 2000
-------------------------------------------------
L. Dennis Kozlowski

/s/ Henrique De Campos Meirelles*                      Director      July 14, 2000
-------------------------------------------------
Henrique De Campos Meirelles

/s/ Dennis J. Picard*                                  Director      July 14, 2000
-------------------------------------------------
Dennis J. Picard

/s/ Warren B. Rudman*                                  Director      July 14, 2000
-------------------------------------------------
Warren B. Rudman

/s/ William R. Spivey*                                 Director      July 14, 2000
-------------------------------------------------
William R. Spivey

                                                       Director      July 14, 2000
-------------------------------------------------
Alfred M. Zeien

* By: /s/ Thomas D. Hyde                                             July 14, 2000
      -------------------------------------------

      Thomas D. Hyde
      Attorney in Fact